                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  FORM 8-K/A-1

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      September 30, 1996
                                                 -----------------------------

                              Armor Holdings, Inc.
------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

Delaware                            0-18863                   59-3392443
------------------------------------------------------------------------------
State or other                     (Commission              (I.R.S. Employer
jurisdiction                       File Number)            Identification No.)
of incorporation)


 191 Nassau Place Road, Yulee, Florida                                32097
------------------------------------------------------------------------------
(Address of principal executive offices)                            (Zip code)


Registrant's telephone number, including area code       (904) 261-4035
                                                   ---------------------------



------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA
         FINANCIAL INFORMATION AND EXHIBITS

                  In connection with the acquisition by Armor Holdings, Inc. (the "Company") of substantially all of the assets of Defense Technology Corporation of America, a Wyoming corporation ("DTCoA") (such acquisition, the "DTCoA Acquisition"), the Company's Current Report on Form 8-K, filed on October 9, 1996, is hereby amended to include the following financial statements and pro forma financial information, which were previously omitted from such Current Report on Form 8-K.

         (a)      Financial Statements of Business Acquired.

                  The following financial statements for DTCoA, are submitted herewith:

                                                                      Page of
                                                                   Form 8-K/A-1
                                                                   ------------
Independent Auditor's Report..................................................4
Balance Sheets - December 31, 1995 and December 31, 1994......................5
Statements of Income and Retained Earnings - December 31, 1995
         and December 31, 1994................................................7
Statements of Cash Flows - December 31, 1995
         and December 31, 1994................................................8
Notes to Financial Statements................................................10

         The following unaudited interim financial information for DTCoA is submitted herewith:

                                                                      Page of
                                                                   Form 8-K/A-1
                                                                   ------------
Unaudited Balance Sheet - June 30, 1996......................................16
Unaudited Statements of Income and Retained Earnings-
         Six months ended June 30, 1996 and June 30, 1995....................18
Unaudited Statements of Cash Flows - Six months ended
         June 30, 1996 and June 30, 1995.....................................19
Note to Unaudited Interim Financial Statements...............................21


         (b)      Pro Forma Financial Information.

                  The following unaudited pro forma income statements for the six month period ended June 30, 1996 and for the year ended December 31, 1995 gives effect to the DTCoA Acquisition on September 30, 1996 and the issuance of 5% Convertible Subordinated Notes due April 30, 2001 (the "Notes") by the Company on April 30, 1996 as if the DTCoA Acquisition and Note offering had occurred as of January 1, 1996 and January 1, 1995, respectively. The following unaudited pro forma balance sheet as of June 30, 1996 gives effect to the issuance of the Notes, the DTCoA Acquisition and the acquisition of the NIK Public Safety Product Line from Ivers-Lee Corporation on July 15, 1996, as if such transactions had occurred on June 30, 1996.

                  These unaudited pro forma financial statements may not be indicative of the results that actually would have occurred if the transactions referred to above had been in effect on the dates indicated or the results that may be obtained in the future.

                                                                      Page of
                                                                   Form 8-K/A-1
                                                                   ------------
Unaudited Pro Forma Income Statements for the six
         months ended June 30, 1996..........................................22
Unaudited Pro Forma Income Statements for the year
         ended December 31, 1995.............................................23
Unaudited Pro Forma Balance Sheet - June 30, 1996............................24
Notes to Unaudited Pro Forma Financial Statements............................26

                  [LETTERHEAD OF MACY, MASON & SCHWARTZKOPF]
                          CERTIFIED PUBLIC ACCOUNTANTS
                                225 SOUTH DAVID
                             CASPER, WYOMING 82601
                  TELEPHONE (307) 266-1760 FAX (307) 234-5414


                                                          August 27, 1996


                          INDEPENDENT AUDITOR'S REPORT


To the Stockholder
Defense Technology Corporation of America


We have audited the accompanying balance sheets of Defense Technology Corporation of America (an S corporation) as of December 31, 1995 and 1994, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Defense Technology Corporation of America as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 16 to the financial statements, on August 23, 1996 the Company entered into a definitive purchase agreement to sell a substantial portion of its assets in consideration for cash, securities, and assumption of liabilities. The sale will represent a significant portion of the Company's total assets and operations.


                                                /s/ MACY, MASON & SCHWARTZKOPF

                                                MACY, MASON & SCHWARTZKOPF
                                                CERTIFIED PUBLIC ACCOUNTANTS

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                                 BALANCE SHEETS
                            DECEMBER 31, 1995 & 1994


                                        1995                          1994
                                        -------------------------     -------------------------
 ASSETS

CURRENT ASSETS
  Cash & Cash Equivalents
    (Notes 6 & 14)                                        149,089                        13,537
  Accounts Receivable - Net of
    Allowance for Doubtful Accounts
    of $75,000 in 1995 and $25,000
    in 1994 (Notes 6, 9, & 14)                          2,115,492                     1,522,498
  Available for Sale Securities
    (Note 2)                                              106,875                       200,000
  Notes Receivable (Notes 3, 6,
    & 14)                                                  13,055                        77,176
  Inventories (Notes 1 & 6)
    Raw Materials                          829,423                       615,251
    Work In Progress                       411,811                       494,524
    Finished Goods                       2,722,820                     2,293,994
    Consigned                                   --      3,964,054        103,284      3,507,053
                                        ----------                    ----------
  Other Current Assets                                    139,435                       194,398
                                                       ----------                    ----------

    TOTAL CURRENT ASSETS                                6,488,000                     5,514,662


OTHER ASSETS
  Investments                               94,785                        96,847
  Intangible Assets - Net of
    Accumulated Amortization
    (Note 1)                                64,950                        62,113
  Other Assets                              20,305        180,040             --        158,960
                                        ----------                    ----------

PROPERTY, PLANT, & EQUIPMENT
   (Notes 1, 4, 6, & 7)
      Cost                               7,060,370                     6,932,993
      Less Accumulated Depreciation        979,637      6,080,733        988,065      5,944,928
                                        ----------     ----------     ----------     ----------

                                                       12,748,773                    11,618,550
                                                       ==========                    ==========

    The accompanying notes are an integral part of the financial statements.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                                 BALANCE SHEETS
                            DECEMBER 31, 1995 & 1994


                                         1995                             1994
                                         ----------------------------     ----------------------------

  LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Cash Overdraft                                               88,668                           87,371
  Accounts Payable                                          1,965,803                          897,330
  Accrued Taxes & Expenses                                    178,928                          195,668
  Litigation Settlement Payable
    (Note 5)                                                  410,000                               --
  Customer Deposits                                            46,415                               --
  Unearned Income                                              42,862                               --
  Notes Payable (Note 6)                                    4,562,288                        3,270,994
  Obligation Under Capital Lease
    (Note 7)                                                    5,262                           14,483
                                                          -----------                      -----------

    TOTAL CURRENT LIABILITIES                               7,300,226                        4,465,846


LONG TERM LIABILITIES
  Notes Payable (Note 6)                   4,995,410                        4,379,430
  Obligation Under Capital Lease
    (Note 7)                                      --                            5,262
  Unearned Income                            158,924        5,154,334         235,485        4,620,177
                                         -----------                      -----------


STOCKHOLDER'S EQUITY (Note 8)
  Common Stock, no par value,
    5,625 shares authorized,
    4,613 shares issued and out-
    standing at amount paid in               789,271                          789,271
  Retained Earnings (Accumulated
    Deficit)                                (273,279)                       1,886,910
  Less - Cost of 113 Shares of
    Treasury Stock                           (43,654)                         (43,654)
  Unrealized Loss on Available
    for Sale Securities (Note 2)            (178,125)         294,213        (100,000)       2,532,527
                                         -----------      -----------     -----------      -----------


                                                           12,748,773                       11,618,550
                                                          ===========                      ===========

Subsequent Events (Notes 6, 10, & 16)

Contingencies (Note 15)

    The accompanying notes are an integral part of the financial statements.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                    STATEMENTS OF INCOME & RETAINED EARNINGS
                  FOR THE YEARS ENDED DECEMBER 31, 1995 & 1994


                                   1995                               1994
                                   -----------------------------      -----------------------------
Net Sales (Note 14)                                   10,705,899                         11,524,262

Cost of Goods Sold (Note 9)                            5,705,885                          5,451,815
                                                     -----------                        -----------

Gross Profit                              46.7%        5,000,014             52.7%        6,072,447

Selling, General, &
  Administrative Expenses
  (Notes 1, 10, & 11)                                  5,587,276                          5,059,535
                                                     -----------                        -----------

Net Operating Income (Loss)                             (587,262)                         1,012,912

OTHER INCOME (EXPENSE)
  Interest Income                        1,868                              9,127
  Interest Expense (Note 6)           (648,024)                          (479,945)
  License Agreement                     42,862                             43,111
  Loss on Disposition of
    Equipment                          (28,253)                          (166,879)
  Loss on Disposition of
    Investments                         (9,066)                                --
  Miscellaneous                          8,513                                 --
  Litigation Settlement
    (Note 5)                          (410,000)       (1,042,100)              --          (594,586)
                                   -----------       -----------      -----------       -----------

NET INCOME (LOSS) (Note 12)                           (1,629,362)                           418,326

Retained Earnings, January 1                           1,886,910                          1,986,121
                                                     -----------                        -----------

                                                         257,548                          2,404,447

Less:  Dividends Paid                                    530,827                            517,537
                                                     -----------                        -----------

RETAINED EARNINGS (ACCUMULATED
  DEFICIT), DECEMBER 31                                 (273,279)                         1,886,910
                                                      ===========                       ===========

    The accompanying notes are an integral part of the financial statements.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED DECEMBER 31, 1995 & 1994


                                    1995                            1994
                                    --------------------------      ---------------------------

Cash Flows from Operating
Activities:
Net Income                                          (1,629,362)                        418,326

Adjustments to Reconcile Net
Income (Loss) to Net Cash
Used in Operating Activities:
  Depreciation & Amortization          713,894                         741,409
  Loss on Disposition of
    Equipment                           28,253                         166,879
  Loss on Sale of Investments            9,066                              --
  Write-Off of Notes Receivable         87,714                          35,000
  Increase in Accounts
    Receivable                        (643,624)                       (743,817)
  Increase in Inventory               (457,001)                       (788,201)
  Decrease in Other Current
    Assets                              54,963                          61,584
  Increase in Other Assets             (20,305)                             --
  Increase (Decrease) in
    Accounts Payable                 1,068,473                        (506,431)
  Increase (Decrease) in
    Accrued Taxes & Expenses            81,992                        (102,265)
  Decrease in Accrued Income
    Tax                                     --                        (197,923)
  Decrease in Accounts
    Payable - Def-Tec of Ohio               --                          (5,452)
  Increase in Customer Deposits         46,415                              --
  Decrease in Unearned Income          (33,699)                       (105,144)
  Increase in Litigation
    Settlement Payable                 410,000                              --
  Other Adjustments                         --                           6,295
                                    ----------                      ----------

  Total Adjustments                                  1,346,141                      (1,438,066)
                                                    ----------                      ----------

  Net Cash Used in Operating
    Activities                                        (283,221)                     (1,019,740)


Cash Flows from Investing
Activities:
  Proceeds from Sale of
    Investments                          5,934                              --
  Payments Received on Notes
    Receivable                          26,971                          24,655
  Note Receivable Issued                    --                          (7,907)
  Proceeds from Sale of
    Equipment                            7,577                          50,489
  Purchases of Property,
    Plant, Equipment, &
    Intangibles
      Total Cost                      (956,180)                       (566,727)
      Less Amounts Financed            140,005                         171,598
                                    ----------                      ----------

  Net Cash Used in Investing
    Activities                                        (775,693)                       (327,892)
                                                    ----------                      ----------

Subtotal                                            (1,058,914)                     (1,347,632)

                                  (CONTINUED)

    The accompanying notes are an integral part of the financial statements.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED DECEMBER 31, 1995 & 1994

                                    1995                            1994
                                    ---------------------------     ---------------------------
Subtotal (Carried Forward)                          (1,058,914)                     (1,347,632)

Cash Flows from Financing
Activities:
  Increase in Cash Overdraft             1,297                          87,371
  Dividends Paid                      (499,835)                       (377,547)
  Borrowings Under Line of
    Credit                           3,810,000                       5,520,600
  Principal Payments on
    Line of Credit                  (2,437,000)                     (3,586,100)
  Proceeds from Issuance of
    Notes                              881,942                         262,666
  Principal Payments on
    Notes & Lease Obligation          (561,938)                       (805,420)
                                    ----------                      ----------

  Net Cash Provided by
    Financing Activities                             1,194,466                       1,101,570
                                                    ----------                      ----------

NET INCREASE (DECREASE) IN CASH                        135,552                        (246,062)

Cash & Cash Equivalents,
  January 1 (Note 1)                                    13,537                         259,599
                                                    ----------                      ----------

CASH & CASH EQUIVALENTS,
  DECEMBER 31 (Note 1)                                 149,089                          13,537
                                                    ==========                      ==========


SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:
  Cash Paid During the Year
  for:
    Interest (Net of Amount
      Capitalized)                                     566,268                         449,435
    Taxes                                                   --                         197,923

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING & FINANCING ACTIVITIES:


During the years ended December 31, 1995 and 1994, the Company had the following noncash transactions:

113 shares of treasury stock were purchased in exchange for an account receivable from the stockholder in the amount of $43,654 in 1994.

Accounts receivable in the amounts of $50,630 and $93,924 were converted into notes receivable in 1995 and 1994, respectively.

In 1995, a vehicle and other assets owned by the Company were transferred to the stockholder and recorded as a dividend in the amount of $30,992. Dividends in the amount of $139,990 represent a prior year receivable from the stockholder that was declared a dividend in 1994.

The Company incurred expense of $38,950 in 1994 for a manufacturing mold which became obsolete in 1995 before it was paid for, and, therefore, the mold and the accrued expense were written off.

Accrued interest payable of $59,783 at December 31, 1995 was added to the face value of a note payable as a result of the modification of its terms.


    The accompanying notes are an integral part of the financial statements.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 & 1994


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

The operations of Defense Technology Corporation of America (DTCOA) consist of the manufacturing and sales of nonlethal crowd control devices. The Company grants credit to its customers located throughout the United States and selected customers abroad. Credit policies with some international customers include letter of credit arrangements and prepayments, and all transactions are in United States dollars. Outlined below are the Company's significant accounting policies.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories - Inventories are stated at the lower of average cost (first-in, first-out) or market based upon a physical count. Cost of work in process inventories include related materials, labor, and applied overhead costs.


Amortization of Intangibles - Intangible assets are being amortized over their useful lives using the straight-line method.

Property, Plant, and Equipment - The cost of property, plant, and equipment is being depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method for financial reporting purposes and on the accelerated and straight-line methods for income tax purposes.

Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Advertising Costs - Advertising costs are expensed as incurred. Total amounts charged to expense for the years ended December 31, 1995 and 1994 were $267,504 and $173,670, respectively.


NOTE 2 - AVAILABLE FOR SALE SECURITIES

The investment is in a publicly traded stock. Realized losses are determined by using the specific identification method of valuation. The following is a summary of the investment at December 31, 1995 and 1994:

                                       1995                  1994
                                       ---------             ---------
Fair Market Value                       106,875               200,000
Historical Cost                        (285,000)             (300,000)
                                       ---------             ---------
Gross Unrealized Holding Loss          (178,125)             (100,000)
                                       =========             =========


NOTE 3 - NOTES RECEIVABLE

At December 31, 1995 and 1994, the Company had various notes receivable with varying terms. All of the notes were unsecured and were due within one year.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 & 1994


NOTE 4 - PROPERTY, PLANT, AND EQUIPMENT

A summary of property, plant, and equipment is as follows:

                                  1995          1994
                                  ---------     ---------
Computer Equipment                  213,553       227,119
Office Furniture & Fixtures         232,776       219,042
Manufacturing Equipment             672,770       642,315
Manufacturing Molds                 123,089       123,029
Vehicles                            145,435       139,960
Airplane                          4,127,389     4,702,604
Leasehold Improvements              147,543       131,503
Buildings                         1,275,357       624,963
Land                                122,458       122,458
                                  ---------     ---------
Total                             7,060,370     6,932,993
Less Accumulated Depreciation       979,637       988,065
                                  ---------     ---------
                                  6,080,733     5,944,928
                                  =========     =========


NOTE 5 - LITIGATION SETTLEMENT PAYABLE

The Company has entered into an agreement to settle a claim against the Company which requires payment of $410,000. This amount is expected to be satisfied on or prior to September 30, 1996 in connection with the transaction described in
Note 16.


NOTE 6 - NOTES PAYABLE
                                                    1995                              1994
                                                    ------------------------          -------------------------
                                                    Due Within    Due After           Due Within    Due After
                                                    One Year      One Year            One Year      One Year
                                                    -----------   ----------          -----------   -----------

City of Casper-Natrona County Economic
  Development Joint Powers Board; 5%
  interest; payable $3,300 per month,
  including interest, through April 1998
  at which time the payments increase to
  $8,546 per month, including interest;
  secured by real property, equipment,
  and personal guarantees of the
  stockholder and a corporate officer; due
  April 2003                                         15,442          474,683               --          150,000

City of Casper-Natrona County Economic
  Development Joint Powers Board, 5-1/4%
  interest, payable $1,503 per month,
  including interest, secured by
  equipment, due November 1996                       16,104               --           16,712           16,102

Raytheon Aircraft Credit Corporation,
  interest rate is the Bank of America
  prime interest rate, interest and
  principal payable monthly in payments
  of approximately $57,300, secured by
  equipment and personal guarantee of
  a corporate officer, due May 2005 (D)             246,864        4,060,454          262,524        3,939,716

Finnoff & Associates, 8% interest,
  payable $10,000 per month, including
  interest, unsecured, due October
  1998 (C)                                           99,599          200,401          265,557               --

Ford Motor Credit, various installment
  loans, varying interest rates, payable
  $4,927 per month, including interest,
  secured by equipment, due
  December 1996 through April 1999                   51,081           60,563           41,637           63,069

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 & 1994

NOTE 6 - NOTES PAYABLE (CONTINUED)
                                                    1995                              1994
                                                    ------------------------          -------------------------
                                                    Due Within    Due After           Due Within    Due After
                                                    One Year      One Year            One Year      One Year
                                                    -----------   ----------          -----------   -----------
An individual, 9.25% interest, payable
  $1,200 per month, including interest,
  secured by real property, due April
  1997                                                7,549           69,920            6,887           77,436

Rawlins National Bank, interest payable
  monthly, due June 1995 (B)                             --               --        2,627,000               --

Rawlins National Bank, 9.25% interest,
  payable $320 per month, including
  interest, secured by equipment, due
  February 1995                                          --               --              633               --

Rawlins National Bank, 1% over Norwest
  Bank prime rate, secured by certificate
  of deposit and personal guarantee of
  the stockholder, due May 1996                      70,000               --               --               --

An individual, 9% interest, payable
  $1,296 per month, including interest,
  secured by a first mortgage on real
  estate, due May 1997                                3,718          129,389            3,400          133,107

Key Bank of Wyoming, interest payable
  monthly, due May 1996 (A)                       4,000,000               --               --               --

Insurance financing contracts, various
  installment loans, various interest
  rates and payment terms which include
  interest, due September 1996                       51,931               --           46,644               --
                                                  ---------        ---------        ---------        ---------
                                                  4,562,288        4,995,410        3,270,994        4,379,430
                                                  =========        =========        =========        =========


(A) The Company had a revolving line of credit with Key Bank of Wyoming which provided a $4,000,000 open line of credit.


         In March 1996, the Company modified the terms of the line of credit with Key Bank. The modified agreement bifurcated the line of credit into two obligations; a $3,000,000 line of credit and $1,000,000 term loan. The $3,000,000 open line of credit is at 1.5% over the Key Bank of Wyoming prime rate with interest payable monthly and is secured by substantially all of the Company's assets, a second mortgage on real property of the stockholder, and the personal guarantees of the stockholder and a corporate officer. The line of credit is due September 1996. The agreement contains various restrictive covenants. The Company is not in compliance with several of those covenants.

         The term loan is at 1.5% over the Key Bank of Wyoming prime rate and is secured by real property of the stockholder and personal guarantees of the stockholder and a corporate officer. Interest is payable monthly and the loan is due September 1996. The term loan includes an option to extend the due date until March 1997 if the real property collateral has not been sold.

(B) The Company had a revolving line of credit with Rawlins National Bank which provided a $3,000,000 open line of credit at 2% over the Norwest Bank of Denver prime rate. Borrowings under this line of credit were secured by inventory, equipment, accounts, contract rights, general intangibles, fixtures, real property, and personal guarantee of the stockholder. During 1995, the Company paid off the line by refinancing with Key Bank of Wyoming.

(C) On January 4, 1996, the Company modified the terms of its note with Finnoff & Associates based on the settlement of a legal suit filed by the creditor. The note was originally due on March 4, 1994. Finnoff & Associates has agreed to accept $300,000 due in monthly installments of $10,000, including 8% interest, through October 1998.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 & 1994


NOTE 6 - NOTES PAYABLE (CONTINUED)

(D) On February 12, 1996, the terms of the note were modified to include accrued interest in the note balance. No payments have been made on this obligation in 1996 and the Company is negotiating for additional revised terms.

For the years ended December 31, 1995 and 1994, total interest expense incurred was $663,589 and $479,945, respectively. Capitalized interest for 1995 and 1994 was $15,565 and $0, respectively.


Maturities on notes payable for each of the subsequent five years ending December 31 are as follows:

                         1996            4,562,288
                         1997              711,250
                         1998              550,901
                         1999              505,670
                         2000              540,739


NOTE 7 - OBLIGATION UNDER CAPITAL LEASE

The Company leases equipment under a noncancellable agreement which requires a monthly payment of $1,352. The lease is a capital lease with the cost of the assets of $42,400 reflected in property, plant, and equipment. The assets are amortized over their estimated useful lives and that expense is included in depreciation expense.

The following is a schedule by years of future minimum lease payments under the lease together with the present value of the net minimum lease payments as of December 31, 1995:

            Year Ending December 31:
            1996                                                5,406
                                                               ------
            Total Minimum Lease Payments                        5,406
            Less: Amount Representing
              Interest                                            144
            Present Value of Net Minimum                       ------
              Lease Payments                                    5,262
                                                               ======

Present value of net minimum lease payments is reflected in the balance sheets as current and noncurrent obligations under capital leases of $5,262 and $0 for 1995 and $14,483 and $5,262 for 1994, respectively.


NOTE 8 - STOCKHOLDER'S EQUITY

The declaration of dividends is restricted to the total stockholder's equity less the cost of the treasury shares held.


NOTE 9 - RELATED PARTIES

The Company has, at various times, purchased inventory, supplies, and fixed assets; rented equipment; and made payments on behalf of Def-Tec of Ohio. At one time, both of these companies were wholly owned subsidiaries of a common parent. Def-Tec of Ohio ceased operations in November of 1994.

Following is a summary of transactions:

                                                     1995           1994
                                                     -------        ----


         Purchases & Other Acquisitions                  -          494,549
                                                      =======       =======

         Payments Made for Def-Tec of Ohio               -          500,002
                                                      =======       =======

During 1995, the Company had sales to Defense Technology GmbH, a German corporation, of $63,081. $63,857 was due from the Company at December 31, 1995. An officer of the corporation owns a 50% interest in Defense Technology GmbH.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 & 1994


NOTE 10 - RENTALS UNDER OPERATING LEASES

The Company has four buildings, three automobiles, and various equipment leased under the operating lease method with the leases expiring in various years through 2000. The following is a schedule by years of minimum future rentals on the noncancellable operating leases as of December 31, 1995:

             1996                                             147,567
             1997                                             111,589
             1998                                              97,269
             1999                                              59,045
             2000                                              23,946
                                                              -------

             Total Minimum Future Rentals                     439,416
                                                              =======

Rent expense for the years ended December 31, 1995 and 1994 was $178,608 and $161,881, respectively.

Three of the building leases provide for purchase options. The purchase options are at prices representing the expected fair value of the property at the expiration of the lease term or the date the purchase option expires, if earlier. Two of these buildings were vacated subsequent to December 31, 1995.

The fourth building lease provides for a 5% increase each year in the minimum rental payments.


NOTE 11 - PENSION PLAN

During the year ended December 31, 1995, the Company established a cash or deferral plan under Internal Revenue Code Section 401(k) that covers all employees. The Company has the option of making contributions to the plan as well as matching employee contributions. Contributions to the plan for the year ended December 31, 1995 were $2,117.


NOTE 12 - INCOME TAX MATTERS

The Company and its stockholder have elected to have the federal income tax on the corporate earnings paid directly by its stockholder as provided by Subchapter S of the Internal Revenue Code. As a result, no income tax provision has been made on the statements of income or the balance sheets, as this is a personal obligation of the stockholder. The accumulated losses at December 31, 1995 for the stockholder were $1,080,166.


NOTE 13 - FINANCIAL INSTRUMENTS

The Company's financial instruments consist of notes receivable and notes payable. The fair value of the notes receivable approximates carrying amounts as does the fair value of notes payable based on the borrowing rates currently available to the Company.


NOTE 14 - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

Financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents, trade accounts receivable, and notes receivable. The Company places its cash and temporary cash investments with financial institutions. Included in cash at December 31, 1994 was $10,400 which was invested in uninsured cash reserve funds whose underlying assets are short term investments in United States government securities. At December 31, 1995, the Company had cash deposits at a foreign financial institution in the amount of $109,431. This deposit is not covered by FDIC insurance but is afforded protection under the New York banking laws.

The Company routinely assesses the financial strength of their customers and, as a consequence, believe that their trade accounts receivable credit risk exposure is limited.

                   DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 & 1994

NOTE 14 - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK (CONTINUED)

For the year ended December 31, 1995, approximately 13% of the Company's sales were derived from sales to one major customer. The balance reflected in accounts receivable at December 31, 1995 includes $790,832, or 37%, of accounts receivable from that same major customer.


In addition, international sales were approximately 25% and 21% of the total sales for the years ended December 31, 1995 and 1994, respectively. At December 31, 1995, accounts receivable included $419,012, or 20%, of accounts receivable due from foreign entities.


NOTE 15 - CONTINGENCIES

The Company provides health insurance to its employees through a self-insured plan. Under the plan, the Company has acquired stop-loss insurance to limit its exposure to $25,000 per year for each employee. In addition, there is a maximum amount the Company must pay for claims each month which is based upon an experience factor and the number of employees covered by the plan. Claims which exceed the maximum monthly payment are paid by the plan administrator. These excess amounts, if any, accumulate and in future months when actual claims are less than the maximum amount, cause the Company to have to pay an amount up to the maximum monthly amount. There were no excess amounts at December 31, 1995.

The Company is involved in legal actions arising in the ordinary course of business. Management believes the Company has adequate legal defenses or insurance coverage with respect to these actions and does not believe they will materially affect the Company's financial position and results of operations.


NOTE 16 - GOING CONCERN

These statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The accompanying financial statements show a loss from operations of $587,262 for the year ended December 31, 1995 and a total overall loss of $1,629,362. As of December 31, 1995, current liabilities exceed current assets by $812,226. Those factors, as well as uncertainties regarding the Company's ability to retain or replace existing financing, create an uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

On August 23, 1996, management entered into a definitive purchase agreement with Armor Holdings, Inc. for the sale of a substantial portion of its assets in consideration for cash, securities, and the assumption of liabilities. The transaction is expected to close on or prior to September 30, 1996. Management believes the completion of this transaction will provide the opportunity for the Company to continue as a going concern. Its activities then will be as a sales company including international sales of products manufactured by Armor Holdings, Inc. and its subsidiaries.


NOTE 17 - RECLASSIFICATIONS

The financial statements as of and for the year ended December 31, 1994 reflect reclassifications between accounts with no resulting effect on net income or retained earnings.

                    DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                                  BALANCE SHEET
                                  JUNE 30, 1996
                                    UNAUDITED

  ASSETS

CURRENT ASSETS
  Cash                                                                                         118,437
  Accounts Receivable - Net of
    Allowance for Doubtful Accounts
    of  $75,000                                                                              2,741,443
  Available for Sale Securities                                                                 32,000
  Notes Receivable                                                                              10,290
  Inventories
    Raw Materials                                                        555,410
    Work In Progress                                                     274,400
    Finished Goods                                                     2,180,901             3,010,711
  Prepaid Expenses and Other Current Assets                                                    378,710
                                                                                    -------------------
    TOTAL CURRENT ASSETS                                                                     6,291,591

OTHER ASSETS
  Investments                                                             94,785
  Intangible Assets - Net of
    Accumulated Amortization of $36,469                                   61,564
  Receivable From Shareholder                                             28,175
 Other Assets                                                             20,658               205,182
                                                                -----------------
PROPERTY, PLANT, & EQUIPMENT
  Cost                                                                 6,985,250
  Less Accumulated Depreciation                                        1,270,711             5,714,539
                                                                -----------------   ------------------
                                                                                            12,211,312
                                                                                    ===================

See Note to Unaudited Interim Financial Statements

                    DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                                  BALANCE SHEET
                                  JUNE 30, 1996
                                    UNAUDITED

  LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
  Cash Overdraft                                                                                49,969
  Accounts Payable                                                                           1,380,354
  Accrued Expenses                                                                             216,002
  Litigation Settlement Payable                                                                410,000
  Customer Deposits                                                                             22,905
  Unearned Income                                                                               42,862
  Notes Payable                                                                              5,122,080
  Obligation Under Capital Lease
                                                                                    -------------------
    TOTAL CURRENT LIABILITIES                                                                7,244,172

LONG TERM LIABILITIES
  Notes Payable                                                        4,597,060
  Unearned Income                                                        137,498             4,734,558
                                                                -----------------
STOCKHOLDER'S EQUITY
  Common Stock, no par value,
    5,625 shares authorized
    4,613 shares issued and out-
    standing at amount paid in                                           789,271
  Retained Earnings (Accumulated Deficit)                               (464,035)
  Less - Cost of 113 Shares of
    Treasury Stock                                                       (43,654)
  Unrealized Loss on Available
    for Sale Securities                                                  (49,000)              232,582
                                                                -----------------   -------------------
                                                                                            12,211,312
                                                                                    ===================

See Note to Unaudited Interim Financial Statements

                    DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                    UNAUDITED

                                    1996                                       1995
                                    ---------------------------------------    --------------------------------------
Net Sales                                                        4,933,530                                 5,946,909

Cost of Goods Sold                                               2,659,695                                 3,132,708
                                                        -------------------                         -----------------
Gross Profit                                                     2,273,835                                 2,814,201

Selling, General &
  Administrative Expenses                                        1,951,403                                 2,773,287
                                                        -------------------                         -----------------
Net Operating Income                                               322,432                                    40,914

OTHER INCOME (EXPENSE)
  Interest Income                                241                                       1,066
  Interest Expense                          (394,201)                                   (215,245)
  License Agreement                           21,426                                      22,326
  Loss on Disposition of
    Equipment                                (17,256)
  Loss on Disposition of
    Investments                             (126,065)
  Miscellaneous                                2,667              (513,188)                1,556            (190,297)
                                    -----------------   -------------------    ------------------   -----------------
NET LOSS                                                          (190,756)                                 (149,383)

Retained Earnings (Accumulated
  Deficit), January 1                                             (273,279)                                1,886,910
                                                        -------------------                         -----------------
RETAINED EARNINGS (ACCUMULATED
  DEFICIT), JUNE 30                                               (464,035)                                1,737,527
                                                        ===================                         =================

See Note to Unaudited Interim Financial Statements

                    DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                            STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                    UNAUDITED

                                    1996                                       1995
                                    ---------------------------------------    --------------------------------------
Cash Flows From Operating
  Activities:
  Net Loss                                                        (190,756)                                 (149,383)

Adjustments to Reconcile Net Loss
to Net Cash Provided by (Used in)
Operating Activities:
  Depreciation & Amortization                351,376                                     378,071
  Loss on Disposition of Equipment            17,256
  Loss on Sale of Investments                126,065
  Increase in Accounts Receivable           (625,951)                                   (815,402)
  Decrease in Inventory                      953,343                                     525,865
  Increase in Prepaid Expenses and
   Other Current Assets                     (239,275)                                   (218,956)
  Increase in Other Assets                      (353)                                    (75,391)
  Increase (Decrease) in
    Accounts Payable                        (585,449)                                    317,615
  Increase in Accrued Expenses                37,074                                     217,267
  Decrease in Customer Deposits              (23,510)
  Increase (Decrease) in
    Unearned Income                          (21,426)                                     84,221
  Decrease in Obligation Under
    Capital Lease                                                                         (1,744)
                                    -----------------                          ------------------
  Total Adjustments                                                (10,850)                                  411,546
                                                        -------------------                         -----------------
  Net Cash Provided by (Used in)
  Operating Activities                                            (201,606)                                  262,163

Cash Flows from Investing
Activities:
  Proceeds from Sale of
    Investments                               77,935
  Payments Received on Notes
    Receivable                                 2,765                                      25,820
  Notes Receivable Issued                                                                (21,093)
  Receivable from Shareholder                (28,175)                                   (337,228)
  Proceeds from Sale of
    Equipment                                 10,781
  Purchase of Property, Plant,
    Equipment, & Intangibles                  (9,833)                                   (658,076)
                                    -----------------                          ------------------
  Net Cash Provided by (Used) in
  Investing Activities                                              53,473                                  (990,577)

                                   (Continued)

                    DEFENSE TECHNOLOGY CORPORATION OF AMERICA
                            STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                    UNAUDITED

Cash Flows from Financing
Activities:
  Increase (Decrease) in                      (38,699)                                     71,408
    Cash Overdraft
  Borrowings Under Line of
    Credit                                                                              2,583,000
  Principal Payments on
    Line of Credit                                                                     (2,354,000)
  Proceeds from Issuance of
    Notes                                     417,959                                     748,377
  Principal Payments on
    Notes & Lease Obligation                 (261,779)                                   (310,422)
                                     -----------------                          ------------------
  Net Cash Provided by
    Financing Activities                                            117,481                                   738,363
                                                         -------------------                         -----------------
NET INCREASE (DECREASE) IN CASH                                     (30,652)                                    9,949

Cash & Cash Equivalents,
  January 1                                                         149,089                                    13,537
                                                         -------------------                         -----------------
CASH & CASH EQUIVALENTS,
  JUNE 30                                                           118,437                                    23,486
                                                         ===================                         =================
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:
  Cash Paid During the Period
  for:
    Interest                                                        130,414                                   132,003

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING & FINANCING ACTIVITIES:

During the six months ended June 30, 1996 and 1995, the Company had the following noncash transactions:

Accounts receivable in the amount of $11,992 were converted into notes receivable in 1995.

Office furniture with a book value of $2,970 was traded for 40 hours of computer consulting in 1996.

See Note to Unaudited Interim Financial Statements

DEFENSE TECHNOLOGY CORPORATION OF AMERICA
NOTE TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(1) Basis of Presentation
    ---------------------

    The accompanying condensed financial statements of Defense Technology Corporation of America ("DTCoA") are unaudited for the interim periods, but include all adjustments, consisting only of normal recurring accruals, which management considers necessary for the fair presentation of results as of June 30, 1996 and for the six month periods ended June 30, 1996 and 1995.

    Moreover, the condensed financial statements should be read in conjunction with the audited financial statements for DTCoA included herein for the years ended December 31, 1995 and 1994.

Armor Holdings, Inc.

Unaudited Proforma Income Statements
for the six months ended June 30, 1996

                                                                    Acquisition   Issuance of
                                                      Historical     of DTCoA     Convertible
                                                     Armor Hldgs    assets (3)     Debt (4)        Proforma
                                                     -----------    ----------   ------------    -----------
NET SALES                                             $6,862,849    $4,913,530                   $11,776,379
COST AND EXPENSES:

Cost of sales                                         $4,368,251    $2,463,432                    $6,831,683
Selling, general and administrative expenses          $1,976,488    $1,462,135        $85,000     $3,523,623
Interest expense, net                                   $102,459       $29,010       $287,500       $418,969
                                                                                    ($123,046)     ($123,046)
                                                     -----------    ----------   ------------    -----------

OPERATING INCOME                                        $415,651      $958,953      ($249,455)    $1,125,150

Amortization of intangibles                              $28,114       $33,167                       $61,281

Amortization of reorganization value in excess of
amounts allocable to identifiable assets                 $25,495                                     $25,495
                                                     -----------    ----------   ------------    -----------

INCOME BEFORE INCOME TAXES                              $362,042      $925,786      ($249,455)    $1,038,373

INCOME TAXES (5)                                        $147,000      $361,056       ($91,948)      $416,108
                                                     -----------    ----------   ------------    -----------

NET INCOME                                              $215,042      $564,729      ($157,507)      $622,265
                                                     ===========    ==========   ============    ===========

EARNINGS PER COMMON SHARE AND COMMON
EQUIVALENT SHARES                                          $0.03                                       $0.08

WEIGHTED AVERAGE COMMON SHARES AND
COMMON EQUIVALENT SHARES (6)                           7,679,536                                   7,950,264

See Notes to Unaudited Proforma Income Statements

Armor Holdings, Inc.

Unaudited Proforma Income Statements
for the year ended December 31, 1995

                                                               Acquisition    Issuance of
                                                 Historical      of DTCoA     Convertible
                                                Armor Hldgs     assets (2)      Debt (4)       Proforma
                                               ------------    -----------   ------------    -----------
NET SALES                                       $11,741,367    $10,352,701                   $22,094,068

COST AND EXPENSES:

Cost of sales                                    $7,443,080     $5,705,885                   $13,148,965
Selling, general and administrative expenses     $3,421,093     $3,339,023       $170,000     $6,930,116
Interest expense, net                              $280,891        $77,429       $575,000       $933,320
                                                                                ($246,091)     ($246,091)
                                               ------------    -----------   ------------    -----------

OPERATING INCOME                                   $596,303     $1,230,364      ($498,909)    $1,327,758

Amortization of intangibles                                        $66,334                       $66,334
NON-OPERATING INCOME                               $227,500                                     $227,500
                                               ------------    -----------   ------------    -----------

INCOME BEFORE INCOME TAXES                         $823,803     $1,164,030      ($498,909)    $1,488,924

INCOME TAXES (5)                                   $303,650       $453,972      ($183,896)      $573,726
                                               ------------    -----------   ------------    -----------

NET INCOME                                         $520,153       $710,058      ($682,805)      $915,198
                                               ============    ===========   ============    ===========

EARNINGS PER COMMON SHARE AND COMMON
EQUIVALENT SHARES                                     $0.08                                        $0.14

WEIGHTED AVERAGE COMMON SHARES AND
COMMON EQUIVALENT SHARES (6)                      6,369,672                                    6,640,400

See Notes to Unaudited Proforma Income Statements.

Armor Holdings, Inc.

Unaudited Proforma Balance Sheet
As of June 30, 1996


                                                          Acquisition    Acquisition
                                             Historical      of NIK        of DTCoA
                                            Armor Hldgs    assets (1)     assets (2)     Proforma
                                            -----------   -----------    -----------    -----------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                    $9,004,168   ($1,200,000)   ($2,047,399)    $5,756,769
Accounts receivable                          $1,967,827      $300,000     $2,095,958     $4,363,785
Inventories                                  $1,237,020      $500,000     $2,183,233     $3,920,253
Prepaid expenses and other current assets      $804,096                     $354,692     $1,158,788
                                            -----------   -----------    -----------    -----------
     Total current assets                   $13,013,111     ($400,000)    $2,586,484    $15,199,595


PROPERTY AND EQUIPMENT,  net                   $466,746                   $1,924,147     $2,390,893

REORGANIZATION VALUE IN EXCESS OF AMOUNTS
 ALLOCABLE TO IDENTIFIABLE ASSETS, net       $3,505,079                                  $3,505,079

PATENTS, TRADEMARKS, & OTHER INTANGIBLES                   $1,855,000     $1,658,364     $3,513,364

OTHER ASSETS                                   $735,297                                    $735,297
                                            -----------   -----------    -----------    -----------

TOTAL ASSETS                                $17,720,233    $1,455,000     $6,168,995    $25,344,228
                                            ===========   ===========    ===========    ===========

See Notes to Unaudited Proforma Income Statements

Armor Holdings, Inc.

Unaudited Proforma Balance Sheet
As of June 30, 1996

                                                                               Acquisition   Acquisition
                                                                 Historical       of NIK      of DTCoA
                                                                 Armor Hldgs    assets (1)   assets (2)     Proforma
                                                                 -----------   -----------   ----------   -----------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Liability for Acquisition of Assets                                             $1,455,000   $1,987,500    $3,442,500
Short term borrowings and current portion of long-term debt          $31,751                   $499,119      $530,870
Accounts payable, accrued expenses & other current liabilities      $947,631                 $1,570,459    $2,518,090
                                                                 -----------   -----------   ----------   -----------
     Total current liabilities                                      $979,382    $1,455,000   $4,057,078    $6,491,460

5% CONVERTIBLE SUBORDINATED NOTES:
    Due to directors and affiliates                               $3,450,000                               $3,450,000
    Due to others                                                 $8,050,000                               $8,050,000
                                                                 -----------                              -----------
    Total 5% convertible subordinated notes                      $11,500,000                              $11,500,000

OTHER LONG-TERM DEBT AND CAPITALIZED LEASE
OBLIGATION, less current portion                                     $24,479                   $111,917      $136,396
                                                                 -----------   -----------   ----------   -----------
     Total liabilities                                           $12,503,861    $1,455,000   $4,168,995   $18,127,856

STOCKHOLDERS' EQUITY:
Convertible preferred stock, $1 stated value, 1,700,000 shares
authorized, 0 shares issued and outstanding                               $0                                       $0
Common stock, $.03 par value, 15,000,000 shares
 authorized, 6,919,816 shares issued and outstanding                $207,594                     $8,122      $215,716
Additional paid-in capital                                        $3,829,058                 $1,991,878    $5,820,936
Retained earnings                                                 $1,179,720                               $1,179,720
                                                                 -----------   -----------   ----------   -----------
     Total stockholders' equity                                   $5,216,372            $0   $2,000,000    $7,216,372
                                                                 -----------   -----------   ----------   -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $17,720,233    $1,455,000   $6,168,995   $25,344,228
                                                                 ===========   ===========   ==========   ===========

See Notes to Unaudited Proforma Financial Statements

ARMOR HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(1)      Acquisition of NIK Assets

         Effective July 1, 1996, the Company acquired certain assets of the NIK Public Safety Product Line from Ivers-Lee Corporation (the "NIK Assets"). The purchase price of the acquisition was $2,400,000 in stock plus $255,000 in costs related to the purchase. The Company acquired inventory, receivables and certain intangibles. The total purchase price was allocated to the NIK Assets based on relative fair market values. Patents, trademarks, and other intangibles will be amortized over their respective useful lives which range from 5-25 years. The Company advanced the seller $1,200,000 in cash at the closing which will be reimbursed to the Company if the Company is able to sell the stock, on behalf of the sellers of the NIK Assets, in the open market. The company is not reflecting the stock as outstanding until it is sold in the open market.

(2)      Acquisition of DTCoA Assets

         On September 30, 1996, the Company acquired substantially all of the assets of Defense Technology Corporation of America, a Wyoming corporation (the "DTCoA Assets"). The purchase consideration was $838,025 in cash, approximately 630,000 shares of common stock, and the assumption of approximately $2,250,000 in liabilities, of which $550,000 was paid at closing. The purchase price was allocated based on relative fair market values. Patents, trademarks, and other intangibles will be amortized over their respective useful lives which range from 5-25 years. As part of the acquisition, the Company agreed to pay off the seller's main credit facility of $3,000,000 for a total price of $2,650,000 in cash and stock.

         In addition to the seller accepting an international distributorship agreement with the Company (the "International Distributorship Agreement"), the Company's agreement with the seller provides that the Company will pay the seller an additional $1,000,000 in stock if the Company attains certain international sales goals over the next three years.

(3)      Acquisition of DTCoA Assets

         Income Statement information was prepared using DTCoA's audited financial statements as of December 31, 1995 with the following adjustments:


         - Sales were reduced for the new pricing which has been reduced pursuant to the International Distribution Agreement.

         - Cost of sales were reduced in order to reclassify product liability insurance to a selling expense.

         - Selling, general, and administrative expenses were reduced to eliminate the international office located in Miami, Florida and certain expenses incurred relating to the previous owner of DTCoA, including an airplane. In addition, these expenses were increased to reflect new guaranteed commission and life insurance premium costs incurred by the Company in connection with the International Distribution Agreement.

         - Interest expense was reduced to reflect only the interest relating to debt that was not paid off at the closing of the acquisition.

         - Amortization of intangibles reflect the Company's policy of amortizing all patents, trademarks and other intangibles over a life of 5-25 years.

(4)      Issuance of Convertible Debt

         On April 30, 1996, the Company issued 5% Convertible Subordinated Notes due April 30, 2001 (the "Notes") whereby the Company received cash of $11,500,000. The cash was reduced by paying down the Company's credit facility by approximately $1,700,000, and paying debt-related costs of $850,000. The Notes have an interest rate of 5% which equates to an interest cost of $575,000 annually, or $143,750 quarterly. In addition, deferred debt issue costs are being amortized over the term of the Notes, which is five years. The pro formas also reflect the reduction of historical interest expense of $246,091 and $141,622 for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively, relating to debt paid off from the proceeds of the issuance of the convertible debt.

(5)      Income Taxes

         The pro forma tax expense reflects the historical effective tax rates incurred by the Company for each respective period. In addition, no significant permanent differences are associated with either acquisition, thus the federal statutory rate of 39% has been applied in the pro forma.


(6)      Earnings Per Share Calculation

         No earnings per share calculations for each of the acquisitions were performed because (1) there is no equity interest in the NIK acquisition until the stock is sold into the market and (2) calculating earnings per share on the DTCoA acquisition on a stand alone basis is misleading and distorts the consolidated earnings per share.

         (c)      Exhibits.

                  The following Exhibits were previously filed as part of this Current Report on Form 8-K on October 9, 1996.

EXHIBIT           DESCRIPTION

2.1 Asset Purchase Agreement, dated as of August 23, 1996 by and among the Company, DTC, Robert Oliver, Sandra Oliver and DTCoA.

10.1 Letter Agreement, dated August 16, 1996, by and among the Company, Key Bank, DTCoA, Robert Oliver and Sandra Oliver.

10.2     Letter Agreement, dated September 30, 1996, by and among Key Bank and
         UBS.

10.3 Irrevocable Power of Attorney, dated September 30, 1996, granted by Key Bank in favor of Jonathan M. Spiller.

10.4 Escrow Agreement, dated September 30, 1996, by and among the Company, DTC, Robert Oliver, Sandra Oliver, DTCoA and UBS.

10.5 Guaranty Agreement, dated August 26, 1996, by Robert Oliver and Sandra Oliver to the Company.

10.6     Lock-Up Agreement, dated August 23, 1996, by DTCoA to the Company.

10.7 Authorized Distributor Agreement, dated September 30, 1996, by and among DTC, XM Corporation, a Wyoming corporation, and Robert Oliver.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    ARMOR HOLDINGS, INC.



                                    /s/ Jonathan M. Spiller
                                    ------------------------------------------
                                    Jonathan M. Spiller
                                    President and Chief Executive Officer

                                    Dated:  October 23, 1996